UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2016
Date of Report (Date of earliest event reported)

PICO HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or other Jurisdiction of Incorporation or Organization)	33-36383 (Commission File Number)	94-2723335 (IRS Employer Identification No.)

7979 Ivanhoe Avenue, Suite 300
La Jolla, California  92037
(Address of principal executive offices) (Zip code)

Registrant's Telephone Number, Including Area Code:  (888) 389-3222

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 17, 2016, UCP, Inc. (“UCP”), a 56.9% owned subsidiary of PICO Holdings, Inc. (“PICO”), and the entity through which PICO conducts its Real Estate Operations business, determined not to pursue the potential $25 million secured revolving acquisition, development and construction loan facility that it was negotiating at this time. Accordingly, after giving effect to the pending private offering of $200 million aggregate principal amount of Senior Notes due 2021 by UCP’s wholly-owned subsidiaries, UCP, LLC and UCP Finance Corp. (the “Notes Offering”), the application of a portion of the net proceeds therefrom to repay all of UCP’s outstanding debt and the related termination of certain of UCP’s existing credit facilities, UCP would have had approximately $25 million of secured loan commitments outstanding as of June 30, 2016, of which approximately $11.8 million would have been available for additional borrowing. In light of the Notes Offering and UCP’s existing sources of financing, it determined that its business plan does not require, at this time, the additional liquidity that would be provided by the potential $25 million facility. No assurance can be given that the pending Notes Offering will be consummated, and, if the Notes Offering is not consummated, UCP will reevaluate its capital needs and sources of liquidity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2016

PICO HOLDINGS, INC.

By: /s/ John T. Perri

John T. Perri
Chief Financial Officer and Secretary

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